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                                  EXHIBIT 99.1

               REGISTRANT'S PRESS RELEASE, DATED DECEMBER 19, 2001
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                                                                    EXHIBIT 99.1

Date:      December 19, 2001

Contact:   Amy J. Mountain, Corporate Communications & Public Relations Manager
           (717) 735-5435



BOARD GIVES MOYER, DAUTRICH
EXPANDED ROLES AT STERLING FINANCIAL

LANCASTER, PA--J. Roger Moyer, Jr., a top officer of both Sterling Financial Corporation and one of its affiliates, the Bank of Lancaster County, will assume a larger leadership role in Sterling Financial in 2002.

Moyer, 53, will become president of Sterling Financial as of January 1, taking on added responsibility for overall leadership and strategic direction. He then assumes the role of chief executive officer after May 1, 2002.

The company's board of directors finalized the appointment at its December 18 meeting. Moyer currently serves as senior executive vice president and chief operating officer of Sterling Financial and senior executive vice president of the Bank of Lancaster County.

The board also named Thomas P. Dautrich, 53, to the position of chief banking officer of Sterling Financial Corporation. Dautrich will continue in his current role as president and chief operating officer of the Bank of Lancaster County.

John E. Stefan, 62, long-time chairman, president, and chief executive officer of Sterling Financial, will continue as chairman and chief executive officer until May 1, 2002, but said he would be less involved in day-to-day issues. Stefan will continue his role as chairman after May 1.

"This is a natural step in assuring an orderly progression of leadership within our organization," Stefan said. "I will be working closely with Roger Moyer and other members of our executive team as they carry forward and build on the core values that have successfully guided us for many years."


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Page 2

Board expands roles for Moyer, Dautrich at Sterling Financial Corporation



Moyer thanked the board for its confidence in him and said there would be no change in the company's focus. "We will continue to maintain a strong focus on the customer in order to ensure superior performance over the long term," he said. "Our dedication to customers is what has helped us grow into the strong, diversified, and profitable financial services corporation that we are today."

Sterling Financial Corporation operates 51 banking locations in south central Pennsylvania and northern Maryland through its subsidiary banks--Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. The Bank of Lancaster County was founded in 1863 and is the flagship bank in the group. Non-banking affiliates include insurance, leasing, and investment management services.

Stefan joined the Bank of Lancaster County (formerly the First National Bank of Strasburg) in 1979 and over a period of 22 years led its growth from a single bank with $90 million in assets to a multi-bank holding company with $1.8 billion in assets. He also helped to expand a wealth management group that currently oversees $1 billion in assets.

Moyer joined the Bank of Lancaster County in 1978 as head of trust and investment services and has held numerous leadership positions with the bank and the holding company.

He is a graduate of Boyertown High School. He holds a bachelor's degree in finance from the Pennsylvania State University and a master's degree in business administration from Southern Illinois University. He has been active in the Lancaster Chamber of Commerce and Industry, the United Way, and the American Red Cross. He is a member of the governing board of the Lancaster County Foundation and serves as a volunteer with the Smeal College of Business at Penn State.

Dautrich has been with the Bank of Lancaster County since 1998. He previously spent two years with CoreStates Bank and 21 years with Meridian Bank.

He is a graduate of Berwick High School. He holds a bachelor's degree in accounting from the Pennsylvania State University and a master's degree in business administration from Kent State University. He has been active in the United Way. He serves as a member of the board of Pennsylvania School of Art & Design and effective January 2002, will join the board for the Lancaster Chamber of Commerce as well as the Economic Development Corporation.

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